Exhibit 99.1

NEWS RELEASE

ICF International Reports Fourth Quarter and Full Year 2010 Results

Fourth Quarter Highlights

Total Revenue Increased 11 Percent

Operating Income Up 21 Percent

Announced Acquisition of Leading Canadian Energy and Environmental Consulting Firm

Full Year 2010 Highlights

Total Revenue Increased 13 Percent

Operating Income Up 20 Percent

Organic Revenue Growth Was 15 Percent

Funded Backlog of $649 Million at Year-End, Up 21 Percent

FOR IMMEDIATE RELEASE

Contacts:

Douglas Beck, ICF International, 1.703.934.3820

Lynn Morgen / Betsy Brod, MBS Value Partners, 1.212.750.5800

Fairfax, Va. - March 2, 2011 - ICF International, Inc. (NASDAQ:ICFI), a leading provider of consulting services and technology solutions to government and commercial clients, reported results for the fourth quarter and year ended December 31, 2010.

Fourth Quarter 2010 Results and Highlights

Total revenue for the fourth quarter was $192.9 million, an increase of 10.8 percent compared to total revenue of $174.1 million reported in the 2009 fourth quarter. Organic revenue growth was 7.5 percent.

Net income was $7.2 million, a 15.6 percent increase compared to the $6.2 million reported for last year’s fourth quarter. Earnings per diluted share were $0.36 compared to $0.37 in the fourth quarter of 2009. For the 2010 fourth quarter, the fully diluted weighted average number of shares outstanding was 19.8 million compared to 16.5 million in the 2009 fourth quarter. The increase resulted primarily from the full quarter effect of the 3.6 million shares issued in connection with the Company’s secondary public offering, which was completed in December 2009.

Commenting on the results, Chairman and Chief Executive Officer Sudhakar Kesavan said, “Fourth quarter growth was broad-based, reflecting solid revenue increases across all of our client categories and markets. Federal Government revenue was up 10.2 percent, state and local government revenue increased 28.0 percent, and commercial and international revenue was up 5.5 percent. In the fourth quarter, our commercial business benefitted from both our growing energy efficiency business as well as a modest pickup in advisory and valuation work related to energy transactions and transportation markets.”

“With respect to revenues from end markets, Health, Education and Social Programs were up 11.8 percent, Energy, Environment and Transportation revenues increased 8.4 percent, and Homeland Security and Defense grew 15.4 percent. Additionally, we won more than 400 contracts in the fourth quarter that represent future work across all of our markets.”

“Our acquisition of Marbek Resource Consultants Ltd. was completed in early January 2011 and gives us important cross-selling opportunities in Canada, which is a growing market for energy and environmental services to both government and commercial clients,” Mr. Kesavan said.

Full Year 2010 Operating and Financial Highlights

•	Total revenue was $764.7 million, an increase of 13.4 percent from 2009; exclusive of Road Home contract revenue reported in 2009, revenue increased 24.6 percent

•	Organic revenue[1] growth was 14.6 percent

•	Net income was $27.2 million, an increase of 21.5 percent

•	Earnings per diluted share were $1.38 compared to $1.40, calculated on a 23.3 percent increase in the weighted average number of shares outstanding

•	Net cash provided by operating activities was $68.2 million compared to $48.6 million last year

•	Funded backlog was up 21 percent at $649 million compared to $536 million at the end of 2009.

“This was another strong year for ICF International, reflecting significant increases in total revenues and operating income, and strong organic revenue growth,” Mr. Kesavan said. “We ended 2010 with a strong balance sheet and cash flow generation, which provide the resources to continue to invest in organic growth and potential acquisitions.”

Backlog and New Business Awards

Backlog was $1.4 billion at the end of the fourth quarter. Funded backlog was $649.0 million, or 47.5 percent of the total.

The total value of contracts awarded in the fourth quarter of 2010 was $150 million, bringing total contract awards for 2010 to $834 million.

Key contracts won in the fourth quarter included:

•

Energy Efficiency: A new three-year $14.4 million energy efficiency contract with a major U.S. utility to administer energy efficiency programs that focus on residential homes, commercial prescriptive measures, and commercial custom measures.

•

Leadership Development: A new multiple-award Indefinite Delivery/Indefinite Quantity (ID/IQ) contract with the U.S. Army Research Institute for the Behavioral and Social Sciences (ARI) to support the Research, Development, and Analysis in Army Training (TRAIN II) program. The contract has a ceiling for ICF of $30 million and a term of one base year and four option years.

•

Veterans Affairs IT: A new contract through High Performance Technologies, Inc. (HPTi), to support the U.S. Department of Veterans Affairs (VA) in providing technical and IT program assistance for the VA Veterans Relationship Management programs. The contract has a value to ICF of $10 million and a term of one base year and four option years.

•

Other Important Contract Wins: Thirty additional new contract wins individually valued at $1 million or more in the areas of environmental management for new infrastructure, energy efficiency program management, health IT and health research, housing program support, federal emergency response planning, and corporate environmental management.

[1]	Organic revenue excludes revenue from The Road Home contract and revenue from acquisitions closed during the previous four quarters.

•

Commercial Sector: More than 180 other contract wins in the domestic and international commercial sector in the areas of energy efficiency programs, utility industry transmission and fuels planning, and aviation and airport planning.

Summary and Outlook

Mr. Kesavan continued, “In 2010, in addition to winning important new contracts in our traditional mission support areas, we were awarded several large capacity contracts to implement IT services in the health and environment markets. This was the first time that we have won multiple opportunities of this magnitude, and we believe they could represent significant growth potential for ICF in the periods ahead.”

“Funded backlog levels at 2010 year-end and our growing business development pipeline provide good visibility, enabling us to reaffirm our full year 2011 guidance of revenues in the range of $830 million to $865 million, which represents growth of 10.8 percent at the midpoint. We expect to continue to achieve operating leverage in 2011 and are guiding to a range of earnings per diluted share of $1.63 to $1.73, based on approximately 20.1 million weighted average number of shares outstanding and an effective tax rate of 40.5 percent.”

“For the 2011 first quarter, we expect revenues to range from $192 million to $197 million, representing year-over-year growth of 11.5 percent at the midpoint. Earnings per diluted share are expected to be in the range of $0.34 to $0.38, a year-over-year increase of 28.6 percent at the midpoint,” Mr. Kesavan noted.

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About ICF International

ICF International (NASDAQ:ICFI) partners with government and commercial clients to deliver professional services and technology solutions in the energy, environment and transportation; health, education, and social programs; and homeland security and defense markets. The firm combines passion for its work with industry expertise and innovative analytics to produce compelling results throughout the entire program life cycle, from research and analysis through implementation and improvement. Since 1969, ICF has been serving government at all levels, major corporations, and multilateral institutions. More than 3,700 employees serve these clients worldwide. ICF’s Web site is www.icfi.com.

Caution Concerning Forward-Looking Statements

Statements that are not historical facts and involve known and unknown risks and uncertainties are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Such statements may concern our current expectations about our future results, plans, operations and prospects and involve certain risks, including those related to the government contracting industry generally; our particular business, including our dependence on contracts with U.S. federal government agencies; and our ability to acquire and successfully integrate businesses. These and other factors that could cause our actual results to differ from those indicated in forward-looking statements are included in the “Risk Factors” section of our securities filings with the Securities and Exchange Commission. The forward-looking statements included herein are only made as of the date hereof, and we specifically disclaim any obligation to update these statements in the future.

ICF International, Inc. and Subsidiaries

Consolidated Statements of Earnings

(in thousands, except per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2010	2009	2010	2009
	(Unaudited)

Gross Revenue	$192,938	$174,061	$764,734	$674,399
Direct Costs	119,437	106,576	476,187	411,334
Operating costs and expenses:
Indirect and selling expenses	56,025	52,011	218,533	203,428
Depreciation and amortization	2,747	2,808	10,775	9,416
Amortization of intangible assets	3,082	3,071	12,326	11,137

Total operating costs and expenses	61,854	57,890	241,634	223,981

Operating Income	11,647	9,595	46,913	39,084
Interest expense	(747)	(1,400)	(3,403)	(5,107)
Other income (expense)	(25)	580	172	1,005

Income before income taxes	10,875	8,775	43,682	34,982
Provision for income taxes	3,718	2,586	16,511	12,626

Net income	$7,157	$6,189	$27,171	$22,356

Earnings per Share:
Basic	$0.37	$0.38	$1.40	$1.45

Diluted	$0.36	$0.37	$1.38	$1.40

Weighted-average Shares:
Basic	19,489	16,187	19,375	15,433

Diluted	19,751	16,522	19,626	15,914

Reconciliation of EBITDA
Operating Income	11,647	9,595	46,913	39,084
Depreciation and amortization	5,829	5,879	23,101	20,553

EBITDA	17,476	15,474	70,014	59,637
Transaction related costs	—	367	—	1,354

Adjusted EBITDA	17,476	15,841	70,014	60,991

ICF International, Inc. and Subsidiaries

Consolidated Balance Sheets

(in thousands)

	December 31, 2010	December 31, 2009

Current Assets:
Cash	$3,301	$2,353
Contract receivables, net	176,963	174,120
Prepaid expenses and other	6,995	6,666
Income tax receivable	1,628	4,175
Deferred income taxes	4,973	1,337

Total current assets	193,860	188,651

Total property and equipment, net	18,887	22,600
Other assets:
Goodwill	323,467	323,467
Other intangible assets, net	26,148	38,474
Restricted cash	3,179	2,123
Other assets	7,278	6,912

Total assets	$572,819	$582,227

Current Liabilities:
Accounts payable	$29,866	$27,075
Accrued salaries and benefits	40,750	32,762
Accrued expenses	25,522	21,080
Deferred revenue	20,034	19,370

Total current liabilities	116,172	100,287

Long-term liabilities:
Long-term debt	85,000	145,000
Deferred rent	5,142	2,914
Deferred income taxes	10,068	11,656
Other	3,704	4,810

Total Liabilities	220,086	264,667
Commitments and Contingencies	—	—
Stockholders’ Equity:
Preferred stock, par value $.001 per share; 5,000,000 shares authorized; none issued	—	—
Common stock, $.001 par value; 70,000,000 shares authorized; 19,618,659 and 19,278,591 shares issued; and 19,567,571 and 19,278,591 shares outstanding as of December 31, 2010, and December 31, 2009, respectively	20	19
Additional paid-in capital	220,891	211,412
Retained earnings	133,637	106,466
Treasury stock	(1,291)	—
Accumulated other comprehensive loss	(524)	(337)

Total stockholders’ equity	352,733	317,560

Total liabilities and stockholders’ equity	$572,819	$582,227

ICF International, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(in thousands)

	Twelve months ended December 31,
	2010	2009

Cash flows from operating activities
Net income	$27,171	$22,356
Adjustments to reconcile net income to net cash provided by operating activities:
Bad debt expense	543	241
Deferred income taxes	(5,224)	2,203
(Gain) loss on disposal of fixed assets	110	(14)
Non-cash equity compensation	7,533	7,192
Depreciation and amortization	23,101	20,553
Deferred rent	1,153	106
Changes in operating assets and liabilities, net of the effect of acquisitions:
Contract receivables	(3,386)	15,948
Prepaid expenses and other assets	(778)	(3,962)
Accounts payable	2,396	(3,763)
Accrued salaries and benefits	8,677	(2,517)
Accrued expenses	5,832	(17,503)
Deferred revenue	664	4,341
Income tax receivable	2,547	1,150
Restricted cash	(1,056)	2,135
Other liabilities	(1,105)	88

Net cash provided by operating activities	68,178	48,554

Cash flows from investing activities
Capital expenditures	(7,283)	(8,068)
Capitalized software development costs	(394)	(437)
Payments for business acquisitions, net of cash received	—	(188,672)

Net cash used in investing activities	(7,677)	(197,177)

Cash flows from financing activities
Advances from working capital facilities	43,317	315,784
Payments on working capital facilities	(103,317)	(250,784)
Debt issue costs	(21)	(655)
Proceeds from secondary offering, net	—	83,294
Proceeds from exercise of options	966	2,832
Tax benefits of stock option exercises and award vesting	914	3,113
Issuances of stock	66	88
Shares reacquired in net share issuance	(1,291)	(4,179)
Payments received on stockholder notes	—	12

Net cash (used in) provided by financing activities	(59,366)	149,505
Effect of exchange rate on cash	(187)	(65)

Increase in cash	948	817
Cash, beginning of period	2,353	1,536

Cash, end of period	$3,301	$2,353

Supplemental disclosure of cash flow information
Cash paid during the period for:
Interest	$3,873	$4,664

Income taxes	$18,977	$7,644

ICF International, Inc. and Subsidiaries

Supplemental Schedule (Unaudited)

Revenue by market	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
Energy, environment, and transportation	41%	42%	40%	42%
Health, education, and social programs	45%	45%	46%	44%
Homeland security and defense	14%	13%	14%	14%

Total	100%	100%	100%	100%

Revenue by client	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
U.S. federal government	69%	69%	71%	60%
U.S. state and local government	11%	9%	10%	19%
Domestic commercial	15%	16%	14%	16%
International	5%	6%	5%	5%

Total	100%	100%	100%	100%

Revenue by contract type	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
Time-and-materials	49%	45%	49%	51%
Cost-based	23%	23%	23%	20%
Fixed-price	28%	32%	28%	29%

Total	100%	100%	100%	100%